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                                                                   EXHIBIT 10.8


EMPLOYMENT AND NONCOMPETE AGREEMENT

         THIS AGREEMENT, entered into on this 15th day of December, 1998, is made by and between MARK A. SKODA, a resident of the State of Pennsylvania ("Executive"); MARK VII, INC., a Delaware corporation ("MARK VII").

RECITALS

         A. MARK VII, and its subsidiaries, are engaged in the business of freight transportation services, both providing and arranging transportation of goods. Subsequent references to Employer herein shall be deemed to include MARK VII and also its subsidiary corporations.

         B. Executive desires to be employed by Mark VII as its President and Mark VII desires to employ Executive in such capacity under the terms set forth herein.

AGREEMENT

         In consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, sufficiency of which is hereby acknowledged by Executive and Mark VII, the parties agree as follows:

         1.  Employment and Term of Employment.

             Mark VII hereby employs Executive and Executive hereby accepts employment which Mark VII for the term commencing on the date hereof and continuing for a period of two (2) years subsequent to January 15, 1999, unless sooner terminated as provided in Section 5.

         2.  Duties and Authority.

             2.01 Duties and Position of Executive.

                  (a) Executive shall undertake and assume the responsibility for those duties that Mark VII's Board of Directors shall, from time to time, assign to Executive. Executive's principal duties during the term of this Agreement shall be and are those typically performed by the President of a company.

                  (b) Upon receipt of a satisfactory performance review by the Chairman of Mark VII, in December of 1999, effective January 1, 2000 the Board shall elect and designate Executive as President and Chief Executive Officer of Mark VII. It is further understood and agreed that subsequent to designation of the Executive as Chief Executive Officer, he shall be nominated by the Board to be elected by shareholders as a member of its Board of Directors at the next Annual Meeting of Mark VII.

                  (c) Executive shall, at all times, faithfully and to the best of his ability, experience and talents, perform the duties set forth herein or to which Executive may, in the future, be assigned, always acting solely in the best interests of the Mark VII.

         2.02 Time Devoted to Employment. Executive shall devote full time and attention to performance of assigned employment duties; provided, however, he shall be allowed to also pursue those separate and personal business interests which do not conflict or compete with the business of Mark VII and its


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subsidiaries directly or indirectly and which do not require personal services of the Executive. During the term of this Agreement, the Executive will not be involved in any transportation ventures other than those of Mark VII without the advance written authorization of Mark VII's Board of Directors.

         It is also understood that the Executive is not hereby precluded from engaging in limited appropriate civic, charitable or religious activities.

         In the event Mark VII's Board of Directors shall reassign the duties of Executive as President or Chief Executive Officer to other persons, the Executive shall thereafter continue to serve Mark VII engaged in the consultation, performance and management of those specific projects or duties to which he is assigned by Mark VII and which are consistent with his experience and competence.

3.       Compensation.

         During the term of this Agreement, Mark VII shall pay to Executive the following compensation:

                  3.01 Base Salary. Executive shall be paid an initial base salary of Three Hundred Thousand Dollars and No/100 Dollars ($300,000) per year ("Base Salary") payable in equal weekly installments. The Compensation Committee of Mark VII's Board of Directors ("Committee") may review Executive's performance and adjust his Base Salary in its sole and absolute discretion. The Committee may increase the salary of the Executive at any time; provided, however, that the Committee may not reduce the Base Salary fixed in this Agreement.

         3.02 Bonus. In addition to the Base Salary, in each fiscal year (commencing with the fiscal year ending December 31, 1999), Mark VII will provide a bonus to Executive payable within 90 days following the close of the Mark VII's fiscal year. The annual bonus shall be based upon pre-tax profit (computed on the basis of generally accepted accounting principles consistently applied) earned by Mark VII as follows:

         Base Year 1999 - Pre-Tax Goal of $19,000,000.00

         Year 1999

         Less than base of $19,000,000 bonus earned equals 0% of base salary More than $19,000,000 - bonus earned equals 50% of base salary
         More than $19,500,000 - bonus earned equals 75% of base salary
         More than $20,000,000 - bonus earned equals 100% of base salary

         Year 2000

         Less than 112% of 1999 actual pre-tax profit - bonus earned equals 0%
              of base salary
         112% or more than actual 1999 pre-tax profit - bonus earned equals 50%
              of base salary
         115% or more of actual 1999 pre-tax profit - bonus earned equals 75%
              of base salary
         120% or more of actual 1999 pre-tax profit - bonus earned equals 100% of base salary


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In each plan year pre-tax profit shall be adjusted by the amount of the following items:

         (a) Any gain on the sale, casualty or other disposition of any capital asset of Mark VII shall be deducted;

         (b) Any other income which was not the result of ordinary operations of Mark VII shall be excluded;

"Pre-tax profit", as defined above shall be based upon generally accepted accounting principles consistently applied and as finally determined by the Company's independent CPA auditing firm.

         3.03 Car Allowance. In addition, the Executive shall receive $500 a month as a car allowance, plus the costs he incurs in operating his private automobile with respect to insurance, fuel, oil, filters, hoses, belts, license tags, one set of tires every four years and sales tax upon acquisition.

         3.04 Fringe Benefits/Vacation. Executive shall receive standard Mark VII fringe benefits, including three (3) weeks of vacation with pay each year.

         3.05 Reimbursement of Expenses. Mark VII shall reimburse Executive for ordinary, necessary and reasonable business expenses incurred to conduct or promote Mark VII's business, including travel and entertainment, provided Executive submits an itemization of such expenses and supporting documentation thereof, all according to Mark VII's general policy statement.

         3.06 Stock Options and Stock Appreciation Rights. By separate agreement, Mark VII shall provide Executive with a non-qualified option to purchase 200,000 shares of the common stock of Mark VII, Inc. exercisable at a per share price equal to the closing NASDAQ quote on the date of grant. The option shall vest in five equal annual installments of 40,000 shares each commencing on December 26, 1999. Each portion of the option shall be exercisable one year subsequent to vesting and the entire option shall lapse ten years subsequent to the effective date of the initial grant.

4.       Nondisclosure and Noncompetition.

         Executive hereby covenants and agrees as follows:

         4.01 Confidentiality. Executive acknowledges that as a result of his employment by Mark VII, he will acquire knowledge and information used by Mark VII in its business and which is not generally available to the public or to persons in the transportation industry, including, without limitation, its products, services, patents and trademarks; designs; plans; specifications; models; computer software programs; test results; data; manuals; methods of accounting; financial information; devices; systems; procedures; manuals; internal reports; lists of shippers and carriers; methods used for and preferred by its customers; and the pricing structure of its existing and contemplated products and service, except such information known by Executive prior to his employment by Mark VII ("Confidential Information"). As a material inducement to Mark VII to enter into this Agreement, and to pay to Executive the compensation set forth herein, Executive agrees that, during the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not, directly or indirectly, divulge or disclose to any person, for any purpose, any Confidential Information, except to those persons authorized by Mark VII to

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receive Confidential Information and then only if use by such person is for Mark
VII's benefit.

         4.02 Covenant Against Competition. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement and subject to the provisions of section 6.05 below, Executive shall not have any interest in or be engaged by any business or enterprise that is in the business of providing transportation services or arranging for the transportation of goods, including any business that acts as a licensed property broker or shipper's agent, which is directly or indirectly competitive with any aspect of the business Mark VII now conducts or which Mark VII is conducting or is in the process of developing at the time of any competitive actions by Executive ("Prohibited Activity"). For purposes of this Section 4.02, Executive shall be deemed to have an "interest in or be engaged by a business or enterprise" if Executive acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of any entity or (c) as an advisor, consultant, lender or other person related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, any Prohibited Activity. Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be a violation of this Section 4.02.

         4.03 Employment of Other Employees by Executive. During the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not directly or indirectly solicit for employment, or employ, except on behalf of Mark VII, any person who was an employee of Mark VII at any time during the six (6) months preceding such solicitation or employment.

         4.04 Judicial Amendment. If a court of competent jurisdiction determines any of the limitations contained in this Agreement are unreasonable and may not be enforced as herein agreed, the parties hereto expressly agree this Agreement shall be amended to delete all limitations judicially determined to be unreasonable and to substitute for those limitations found to be unreasonable the maximum limitations such court finds to be reasonable under the circumstances.

         4.05 Irreparable Injury. Executive acknowledges that his abilities and the services he will provide to Mark VII are unique and that his failure to perform his obligations under this Section 4 would cause Mark VII irreparable harm and injury. Executive further acknowledges that the only adequate remedy is one that would prevent him from breaching the terms of Section 4. As a result, Executive and Mark VII agree that Mark VII's remedies may include preliminary injunction, temporary restraining order or other injunctive relief against any threatened or continuing breach of this Section 4 by Executive. Nothing contained in this Section 4.05 shall prohibit Mark VII from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

5.       Termination.

         5.01 Events Causing Termination. This Agreement shall terminate upon the first of the following events to occur:

         a)   At the end of two (2) years subsequent to February 1, 1999;

         b)   On the date of Executive's death;

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         c) At Mark VII's option, upon Executive's disability as defined in section 5.02 (a) below, effective on the day Executive receives notice from Mark VII that it is exercising its option granted by this Section to terminate this Agreement;

         (d) On the day Executive receives written notice from Mark VII that Executive's employment is being terminated for cause, as defined in section 5.02
(b) below;

         (e) Fifteen (15) days after receipt by Executive of notice from Mark VII specifying any act of insubordination or failure to comply with any instructions of the Chairman of Mark VII or any act or omission that the Chairman believes, in good faith, does, or may, adversely affect Mark VII's business or operations provided Executive fails to remedy or cease said acts within said fifteen (15) day period;

         (f) On the date Executive resigns or, at Mark VII's option, the date Executive commits any act that is a material breach of this Agreement; and

         (g) At Executive's option, on the date Mark VII commits any act that is a material breach of this Agreement.

         5.02 Definitions. For purposes of Section 5.01 the following definitions shall apply:

         a) "Disability" means Executive's inability, because of sickness or other incapacity, whether physical or mental, to perform his duties under this Agreement for a period in excess of ninety (90) substantially consecutive days, as professionally determined by two medical doctors licensed to practice medicine, one of which is selected by Mark VII and one of which is selected by the Executive. In the event the doctors should disagree as to whether the Executive is disabled, they shall select a third licensed medical doctor to make such termination which shall be binding on the parties hereto.

         b) "Cause" means (i) a willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity to do so because of physical or mental illness (ii) a willful act by Executive that constitutes gross misconduct and which is injurious to Mark VII,
(iii) Executive's commitment of any act of dishonesty toward Mark VII, theft of corporate property or unethical business conduct or (iv) Executive's conviction of any crime involving dishonest, or immoral conduct.

6.       Payments Upon Termination.

         6.01 Payments Upon Executive's Death or Disability. Upon the termination of this Agreement pursuant to Section 5.01 (b) (death), Section 5.01
(c) (disability), Mark VII shall pay, or cause to be paid, to Executive, his designated beneficiary or his legal representative,

         a) the current Base Salary as provided in Section 3.02 and fringe benefits as set forth in Section 3.04 through the period ending twelve (12) months after occurrence of the event causing termination; and

         b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination of this Agreement.


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         c) plus in the event of death or disability, bonus pursuant to Section
3.02 pro-rated to the date of termination.

Mark VII shall not be obligated to make any other payments to Executive.

         6.02 Payments Upon Termination for Cause, Insubordination, Resignation or Breach by Executive. Upon termination of this Agreement pursuant to Section
5.01 (d) (cause), Section 5.01 (e) (insubordination), or Section 5.01 (f) (resignation or breach by Executive), Mark VII shall pay, or cause to be paid, to Executive,

         a) the Base Salary and fringe benefits (not including bonus) for the period ending on the date this Agreement is terminated pursuant to the appropriate subsection of Section 5.01; and

         b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination hereof.

Mark VII shall not be obligated to make any other payments to Executive.

         6.03 Payments Upon Expiration of Term or Termination for Breach by Mark
VII. Upon termination of this Agreement pursuant to Section 5.01 (g) (Mark VII's breach), Mark VII shall pay to Executive the Base Salary set forth in Section 3.01, through January 31, 2000 plus bonus pursuant to Section 3.02. All compensation paid by Mark VII under the terms of this Section 6.03 shall be paid in the manner set forth in Section 3.

         6.04 Payment of Amounts Due Upon Termination and Mitigation. If Executive is entitled to payment of Base Salary, fringe benefits or business expenses upon termination of this Agreement, Mark VII shall make said payments within the ordinary course of its business and pursuant to the terms hereof. All compensation to which the Executive is entitled following termination such payment shall be reduced by the amount of compensation earned by the Executive from other employment.

         6.05 Effect of Termination on Nondisclosure, Noncompete and Nonsolicitation Provisions.

         a) The provisions of Sections 4.01, 4.02 and 4.03 (confidentiality, non-compete and nonemployment of other employees) of this Agreement shall survive termination hereof pursuant to Section 5.01 (d) (cause), Section 5.01
(e) (insubordination) or Section 5.01 (f) (resignation) even though the remaining terms and provisions of this Agreement shall be void, including the terms of Section 3 (compensation).

         b) Upon termination of this Agreement pursuant to Section 5.01 (a) (lapse of term), Mark VII may elect to continue the obligations of Executive set forth in Section 4 (confidentiality, noncompete and nonemployment of other employees) for so long as the Mark VII continues to provide all compensation set forth in Section 3 (excluding bonus), but not to exceed three years subsequent to termination.

         c) Upon termination pursuant to Section 5.01 (c) (disability) the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall survive for one year thereafter.

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         d) Upon termination of this Agreement pursuant to Section 5.01 (g)
(Mark VII's breach), all of the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall be void.

7.       Conflict of Interest.

         During the term of this Agreement, Executive shall not, directly or indirectly, have any interest in any business which is a supplier of Mark VII without the express written consent of Mark VII's Board of Directors. Such interest shall include, without limitation, an interest as a partner, officer, director, stockholder, advisor or employee of or lender to such a supplier. An ownership interest of less than five percent (5%) in a supplier whose stock is publicly held or regularly traded shall not be a violation of this Section 7.

8.       Indemnification of Executive.

         Mark VII will indemnify the Executive and hold him harmless (including reasonable attorney fees and expenses) to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which the Executive is a party or witness as a result of his employment with Mark VII. This indemnification shall survive the termination of this Agreement.

9.       General Provisions.

         9.01 Location of Employment. Executive's principal office shall be located at Memphis, Tennessee, or at such other location where Mark VII and Executive shall mutually agree.

         9.02 Assignment. Neither party may assign any of the rights or obligations under this Agreement without the express written consent of the other party. For purposes of the foregoing sentence, the term "assign" shall not include an assignment of this Agreement by written agreement or by operation of law to any of Mark VII's wholly owned subsidiaries.

         9.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' heirs, successors and assigns, to the extent allowed herein.

         9.04 Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other part of this Agreement.

         9.05 Waiver. Waiver of any provision of this Agreement or any breach thereof by either party shall not be construed to be a waiver of any other provision or any subsequent breach of this Agreement.

         9.06 Notices. Any notice or other communication required or permitted herein shall be sufficiently given if delivered in person or sent by certified mail, return receipt requested, postage prepaid addressed to:

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         Mark VII:         R. C. Matney, Chairman
                           Mark VII, Inc.
                           600 N. Emerson
                           Greenwood, IN 46143

         cc:               James T. Graves
                           Vice Chairman and General Counsel
                           Mark VII, Inc.
                           5310 St. Joseph Avenue
                           St. Joseph, Missouri 64505

         Executive:        Mark A. Skoda
                           1300 Eaves Spring Road
                           Malvern, Pennsylvania 19355

or such other address as shall be furnished in writing by any such party. Any notice sent by the above-described method shall be deemed to have been received on the date personally delivered or so mailed. Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

         9.07 Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee, without considering its laws or rules related to choice of law.

         9.08 Ownership and Return of Documents and Objects. Every plan, drawing, blueprint, flowchart, listing of source or object code, notation, record, diary, memorandum, worksheet, manual or other document, magnetic media and every physical object created or acquired by Executive as part of his employment by Mark VII, or which relates to any aspect of Mark VII's business, is and shall be the sole and exclusive property of Mark VII. Executive shall, immediately upon Mark VII's request or upon termination of this Agreement for any reason, deliver to Mark VII each and every original, copy, complete or partial reproduction, abstract or summary, however reproduced, of all documents and all original and complete or partial reproductions of all magnetic media or physical objects owned by Mark VII then in Executives' possession.

         9.09 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         9.10 Attorney's Fees. If either party initiates arbitration proceedings to enforce the terms hereof, the prevailing party in such proceeding, on arbitration hearing, judicial trial or appeal, shall be entitled to its reasonable attorney's fees, costs and expenses to be paid by the losing party as fixed by the arbitrator.

         WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of January, 1999 to be effective on the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


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                                    MARK VII, INC.



                                    By:   /s/ R.C. Matney
                                         --------------------------------------
                                         R. C. Matney, Chairman



                               "EXECUTIVE"



                                    By:  /s/ Mark A. Skoda
                                         --------------------------------------
                                         Mark A. Skoda